Exhibit 12.1

Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges

Nine Month Period ended
September 30, 2004
Including Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$412,601
Plus:
Fixed Charges (excluding capitalized interest)	216,681

Total Earnings	$629,282

Fixed Charges:
Interest expensed and capitalized	$213,768
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,114
An estimate of the interest component within rental expense	1,799

Total Fixed Charges	$216,681

Ratio of Earnings to Fixed Charges	2.90

Excluding Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$412,601
Plus:
Fixed Charges (excluding capitalized interest)	157,989

Total Earnings	$570,590

Fixed Charges:
Interest expensed and capitalized	$155,076
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,114
An estimate of the interest component within rental expense	1,799

Total Fixed Charges	$157,989

Ratio of Earnings to Fixed Charges	3.61